Exhibit 99.1

Contact: Walter Parks
Chief Operating Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc.

Announces Earnings of $0.81 per share for fiscal 2007 versus $0.79 per share in the prior year, up 2.5% and Fourth Quarter Earnings of $0.21 per share

BRISBANE, CALIF. – August 23, 2007 – bebe stores, inc. (Nasdaq:BEBE) today announced unaudited financial results for the fourth quarter ended July 7, 2007.

Net sales for the fourth quarter of fiscal 2007 were $162.7 million, up 6.9% from $152.2 million reported for the fourth quarter a year ago. As previously reported, same store sales for the thirteen-week period ended July 7, 2007 decreased 5.7% compared to an increase of 3.5% in the prior year.

Gross margin as a percentage of net sales decreased to 48.1% in the fourth quarter of fiscal 2007, compared to 50.5% in the fourth quarter of fiscal 2006.  The decrease in gross margin as a percentage of net sales from the prior year of 2.4% was primarily due to higher markdowns and unfavorable occupancy leverage partially offset by higher initial markup.

SG&A expenses for the fourth quarter of fiscal 2007 were $53.2 million, or 32.7% of net sales, compared to $48.1 million, or 31.6% of net sales for the same period of the prior year.  The increase in SG&A expenses as a percent of sales is primarily due to an increase in store compensation costs and depreciation.

Operating income for the fourth quarter of fiscal 2007 was $25.1 million or 15.4% of net sales, compared to $28.8 million or 18.9% of net sales for the same period of the prior year. Net earnings for the fourth quarter decreased to $19.7 million from $21.9 million for the same period of the prior year. Diluted earnings per share for the fourth quarter were $0.21 versus $0.23 per share in the same period of fiscal 2006, representing a 8.7% decrease over the prior year.

The effective tax rate for the fourth quarter of fiscal 2007 decreased to 30.2% from 31.6% in the fourth quarter of fiscal 2006 primarily due to an increase in tax exempt interest income and the reversal of valuation allowances for prior year foreign tax credits used in the current year as a result of an increase in licensee revenue.

Net sales for the fiscal year ended July 7, 2007 were $670.9 million, up 15.9% from $579.1 million reported for the fiscal year ended July 1, 2006.  As previously reported, same store sales for the fiscal year ended July 7, 2007 increased 2.9% compared to an increase of 6.1% for the fiscal year ended July 1, 2006.

Net earnings for the fiscal year ended July 7, 2007 increased to $77.3 million from $73.8 million for the fiscal year ended July 1, 2006.  Diluted earnings per share for the fiscal year ended July 7, 2007 were $0.81 compared to $0.79 per share for the fiscal year ended July 1, 2006.

During the fiscal year ended July 7, 2007, the Company opened 36 stores, including 20 bebe stores, 15 BEBE SPORT stores and 1 accessories store, and closed 5 bebe stores resulting in total square footage growth of 13%.  For fiscal year 2007, the Company’s capital expenditures were approximately $43 million and depreciation expense was $20 million.

For the first quarter of fiscal 2008, the Company anticipates comparable store sales will be in the negative mid to high single digit range compared to a positive 12.8% in the first quarter of the prior year and earnings per share in the range of $0.15 to $0.19 versus $0.22 per share in the first quarter of fiscal 2007.  The Company is currently anticipating an effective tax rate of 36% for the first quarter of fiscal 2008.

For the first quarter of fiscal 2008, the Company is currently planning finished goods inventory to decrease on a per square foot basis in the range of low single digits to mid single digits as compared to the first quarter of fiscal 2007.

For fiscal 2008, the Company anticipates opening 40 stores, expanding or relocating 6 existing stores, renovating 2 stores and closing up to 4 stores resulting in an approximate square footage growth of 14%.  The number of planned new stores includes 25 to 27 bebe stores, 8 to 10 BEBE SPORT stores and 3 to 5 bebe outlet stores.  Total capital expenditures for the year are planned at approximately $45 million which will include capital expenditures for new stores, store expansions and renovations, information technology systems and office improvements.

Beginning with the current fiscal quarter we will no longer release comparable store sales results monthly. Consistent with past practice we will continue to provide earnings guidance quarterly and will report total sales growth and comparable store sales the first Thursday following the end of the fiscal quarter.

bebe stores, inc. will host a conference call today, August 23, 2007 at 1:30 P.M. Pacific Time to discuss fourth quarter results.  Interested parties are invited to listen to the conference by calling (888) 241-2232.  A replay of the call will be available for approximately one week by calling (800) 642-1687 and using the passcode “6872317”.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, COLLECTION bebe, BEBE SPORT and bebe O brand names. bebe currently operates 274 stores, of which 198 are bebe stores, 20 are bebe outlet stores, 55 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	July 7,	July 1,
	2007	2006
Assets

Cash and equivalents	$65,603	$38,656
Short-term marketable securities	327,100	289,015
Inventories, net	44,064	42,151
Total current assets	465,869	389,306
Property and equipment, net	116,595	95,022
Total assets	$607,028	$500,909

Liabilities and Shareholders’ Equity

Total current liabilities	$62,257	$59,037
Total liabilities	102,438	92,685
Total shareholders’ equity	504,590	408,224
Total liabilities and shareholders’ equity	$607,028	$500,909

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarters Ended				For the Year-to-Date Periods Ended
	July 7,		July 1,		July 7,		July 1,
	2007	%	2006	%	2007	%	2006	%

Net sales	$162,698	100.0%	$152,211	100.0%	$670,912	100.0%	$579,073	100.0%
Cost of sales, including production and occupancy	84,363	51.9	75,308	49.5	349,095	52.0	292,592	50.5

Gross margin	78,335	48.1	76,903	50.5	321,817	48.0	286,481	49.5
Selling, general and administrative expenses	53,194	32.7	48,100	31.6	216,560	32.3	181,986	31.3

Income from operations	25,141	15.4	28,803	18.9	105,257	15.7	104,495	18.2
Interest and other income, net	3,021	1.9	3,234	2.0	13,120	2.0	10,408	1.8

Earnings before income taxes	28,162	17.3	32,037	20.9	118,377	17.7	114,903	20.0
Provision for income taxes	8,506	5.2	10,111	6.6	41,099	6.1	41,096	7.1

Net earnings	$19,656	12.1%	$21,926	14.3%	$77,278	11.6%	$73,807	12.9%

Basic earnings per share	$0.21		$0.24		$0.83		$0.81
Diluted earnings per share	$0.21		$0.23		$0.81		$0.79

Basic weighted average shares outstanding	93,338		91,671		92,810		91,373
Diluted weighted average shares outstanding	95,117		93,843		94,973		93,795

Number of stores open at beginning of period	259		228		242		214
Number of stores opened during period	14		15		36		31
Number of stores closed during period	0		1		5		3
Number of stores open at end of period	273		242		273		242

Number of stores expanded/relocated during period*	3		3		10		5

Total square footage at end of period (000’s)	992		881		992		881

* Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.

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